Exhibit 10.3

March 7, 2024

Charles Meyers

c/o Equinix

One Lagoon Drive, 4th Floor

Redwood City, California 94065

Dear Charles:

This letter agreement (this “Agreement”) sets forth our mutual agreement concerning the transition of your duties in connection with your retirement as President and Chief Executive Officer of Equinix, Inc. (the “Company”, and together with its subsidiaries, “Equinix”) and your appointment as Executive Chairman.

1.    Transition Date. As of the date on which the announced successor President and Chief Executive Officer (“CEO”) of the Company, Adaire Fox- Martin, commences her employment with the Company (the “Transition Date”), you will retire from your position as President and CEO of Equinix. At such time and during the Term (as defined below), you will continue to serve on the Board of Directors of the Company (the “Board”) and you will continue to be employed as Executive Chairman of the Company.

2.    Term. The term of your service as Executive Chairman will begin on the Transition Date and will continue until the date of the Company’s Annual Meeting of Stockholders in 2025, subject to early termination pursuant to this Agreement (the “Term”). The Term may be extended only by mutual agreement of the parties. At the expiration of the Term, your employment with the Company will terminate, but you may continue in service on the Board as a non-employee director, subject to the normal Board processes regarding nomination of directors and stockholder election.

3.    Duties and Responsibilities. In addition to your continuing duties as a member of the Board and your additional duties as Executive Chairman of the Board, you will also have the following duties and responsibilities: assisting the successor Chief Executive Officer in the assumption of the duties of the office and facilitating a smooth transition of your duties, providing strategic advice and support to the Board and senior management of the Company, and providing other advice and services as requested by the Board or the Chief Executive Officer from time to time (your Board services and such additional duties and responsibilities, the “Services”).

4.    Compensation and Benefits. Until the Transition Date, you will continue to receive your regular compensation and benefits as in effect as of the date hereof. During the Term, for your Services, you will receive the following compensation:

(a)    Prior to the Transition Date, you will continue to be eligible for your regular base salary as in effect on the date hereof. After the Transition Date, during the Term, your base salary will be $400,000 per year (the “Adjusted Base Salary”), payable in accordance with the Company’s usual payment practices and applicable wage payment laws.

(b)    Your target annual bonus opportunity for fiscal year 2024 under the Company’s 2024 Annual Incentive Plan (the “2024 AIP”) will be pro-rated such that the target amount will equal (i) 150% of the portion of your base salary earned during 2024 prior to the Transition Date plus (ii) 75% of the portion of your base salary (based on the Adjusted Base Salary rate) earned during 2024 after the Transition Date (such sum, the “Adjusted Target Bonus”). The actual amount of your annual bonus for fiscal year 2024 will be paid at the same time that such amounts are paid to other senior executives of the Company pursuant to the 2024 AIP, based on the Company’s achievement of the applicable performance metrics, and shall be payable in the form paid to other executives of the Company.

(c)    Your outstanding equity incentive awards will be treated in accordance with their terms. For the avoidance of doubt, so long as you are serving either as Executive Chairman or as a non-employee member of the Board, you will not be deemed to have had a “Termination of Service”, and you will be deemed to be continuing in “Service”, for purposes of the 2020 Equity Incentive Plan and the applicable award agreements (the “Award Agreements”). Further, the provisions in your Award Agreements for equity incentive awards granted in fiscal year 2024 relating to the pro-rata reduction in the amount of such awards upon your no longer serving in the role of President and Chief Executive Officer shall be applied as of the Transition Date. For any subsequent fiscal year occurring during the Term, you will be eligible to receive an annual grant of long-term incentive awards pursuant to the Plan, with a grant date value to be determined by the Talent, Culture and Compensation Committee in its sole discretion.

(d)    During the Term, you will continue to be eligible to participate in the Company’s employee benefit plans that are available to other similarly situated employees of the Company, as such plans may be in effect or modified from time to time.

5.    Covenants and Agreements. You acknowledge and agree that you remain subject to the covenants set forth in the Proprietary Information and Inventions Agreement, entered into between you and Equinix, attached hereto as Exhibit A (the “PIIA”), as well as the covenants set forth in Section 3 (Covenants) of the Severance Agreement between you and the Company, dated as of October 4, 2019, as amended (the “Severance Agreement”), and all other confidentiality, noncompetition, nonsolicitation and other restrictive covenants that you may be subject to under any other agreement with Equinix, which are incorporated herein by reference as if such provisions were set forth herein in full. Other than with respect to Section 3 of the Severance Agreement, the remaining terms of the Severance Agreement shall be of no further force and effect. You hereby agree that your retirement from your role as President and Chief Executive Officer did not give rise to Good Reason (as defined in the Severance Agreement).

6.    Cooperation. Following the Transition Date, you agree to cooperate fully with Equinix and its counsel with respect to any matter (including, without limitation, any litigation, investigation or government proceeding or any matter relating to the transition of your duties as CEO) that relates to matters with which you are or were involved or about which you had knowledge during your employment with Equinix.

7.    Termination. Notwithstanding anything in this Agreement to the contrary, this Agreement and the Term may be terminated by the Board with immediate effect, to the extent that circumstances exist that would have constituted grounds to terminate your employment for “Cause” (as such term is defined in the Severance Agreement) under the Severance Agreement. After the termination or expiration of the Term, you will have no further right to any compensation or benefits under this Agreement, except that to the extent you remain a non-employee Board member, you will continue to be in “Service” for purposes of the 2020 Equity Incentive Plan and the Award Agreements and shall continue to vest thereunder.

8.    Entire Agreement. This Agreement sets forth the entire understanding between you and Equinix and supersedes any prior agreements or understandings, express or implied, pertaining to the terms of your employment with Equinix or the termination thereof; provided, however, that the parties hereto acknowledge that additional agreements governing elements of you and Equinix’s relationship following the Transition Date may be entered into following the date hereof, which, if entered into, may be incorporated into this Agreement by reference. No modification or waiver of this Agreement will be effective unless evidenced in a writing signed by both parties. This Agreement may be executed in one or more copies or counterparts and each such copy will constitute a duplicate original of this Agreement.

9.    Governing Law. This Agreement will be governed by and construed exclusively in accordance with the laws of the State of California without reference to its choice of law principles. Any disputes arising under this Agreement will be brought in a court of competent jurisdiction in California.

[Signature page follows]

Sincerely,

/s/ Peter Van Camp
Name: Peter Van Camp
Title: Executive Chairman

ACCEPTED AND AGREED:

/s/ Charles Meyers
Charles Meyers